                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   MONTEREY RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

               SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS REGARDING
                        SPECIAL MEETING OF STOCKHOLDERS

                             MERGER PROPOSED--YOUR
                             VOTE IS VERY IMPORTANT

                                                                October 21, 1997

To the Stockholders of Monterey Resources, Inc.:

    As I indicated in my letter of September 29, 1997 attached to the Proxy Statement/Prospectus that was sent to you, the Board of Directors of Monterey Resources, Inc. unanimously approved a merger between Monterey and a subsidiary of Texaco Inc. I noted that the Board unanimously believes that the merger provides Monterey stockholders with both fair value for their investment in the company and the chance to benefit from the company's rapidly expanding operations, as supported by the diversity of opportunities and financial strength of a major worldwide energy company in Texaco.

    ON BEHALF OF YOUR BOARD OF DIRECTORS, I URGE YOU TO VOTE "FOR" APPROVAL OF THE MERGER AND THE RELATED MERGER AGREEMENT.

    Enclosed is a Supplement to the September 29, 1997 Proxy Statement/Prospectus. The Supplement summarizes a number of recent developments relating to the company, including (i) an agreement in principle to settle a class action lawsuit seeking to enjoin the merger, (ii) the company's third quarter results, and (iii) the expiration of a regulatory waiting period.

    There has been no change to the time or place of the meeting, which will take place at 10:00 a.m. on November 4, 1997 at the Doubletree Inn, 3100 Camino Del Rio Court, Bakersfield, California.

    As I stated before, on behalf of the Board, I urge you to be represented in person or by proxy at the meeting, regardless of the number of shares you own. STOCKHOLDERS WHO PREVIOUSLY SUBMITTED A PROXY AND WHO DO NOT WISH TO CHANGE THEIR PROXY DO NOT NEED TO EXECUTE AND SUBMIT THE ENCLOSED PROXY. If, after reviewing and considering the information contained in the Supplement, you wish to change your proxy or, if you did not submit a proxy and you wish to submit a proxy, simply mark the enclosed proxy appropriately, and return it in the enclosed envelope as soon as possible. This action will not limit your right to vote in person at the meeting if you wish to do so. Thank you.

                              /s/ R. Graham Whaling

                                  R. Graham Whaling
                                  Chairman of the Board and
                                  Chief Executive Officer

This Supplement and the accompanying proxy are first being mailed to stockholders of the company on or about October 21, 1997.

UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUPPLEMENT ("SUPPLEMENT") TO THE PROXY STATEMENT/PROSPECTUS DATED SEPTEMBER 29, 1997 AND FIRST MAILED TO STOCKHOLDERS OF MONTEREY RESOURCES, INC. ("MONTEREY") ON OCTOBER 1, 1997 (THE "PROXY STATEMENT/PROSPECTUS") HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM IN THE PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ THIS SUPPLEMENT TOGETHER WITH THE INFORMATION INCLUDED IN THE PROXY STATEMENT/PROSPECTUS, COPIES OF WHICH WERE PREVIOUSLY FURNISHED TO STOCKHOLDERS OF RECORD AS OF SEPTEMBER 26, 1997. EXCEPT WHERE OTHERWISE NOTED, ALL REFERENCES TO TEXACO INC. ("TEXACO") COMMON STOCK CONTAINED IN THIS SUPPLEMENT HAVE BEEN ADJUSTED TO REFLECT TEXACO'S TWO-FOR-ONE STOCK SPLIT, EFFECTIVE SEPTEMBER 29, 1997. IF YOU REQUIRE ANOTHER COPY OF THE PROXY STATEMENT/PROSPECTUS, PLEASE CONTACT CORPORATE INVESTOR COMMUNICATIONS, INC. AT 888-881-0530 (TOLL FREE) AND A COPY WILL BE FORWARDED TO YOU WITHOUT CHARGE.

                                    GENERAL

    At the Special Meeting, holders of Monterey Common Stock will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 17, 1997 (the "Merger Agreement") between Texaco and Monterey.

    The Merger Agreement provides, on the terms and subject to the conditions set forth therein, (i) for the merger of a newly formed wholly owned subsidiary of Texaco with and into Monterey (the "Merger"), with Monterey surviving the Merger as a wholly owned subsidiary of Texaco, and (ii) that each share of Monterey Common Stock outstanding immediately prior to the Effective Time, as defined below (other than shares owned by Monterey as treasury stock or by Texaco or any subsidiary of Texaco), will be converted into the right to receive that number of shares of common stock, par value $3.125 per share, of Texaco ("Texaco Common Stock") derived by dividing $21 by the average closing price of Texaco Common Stock on the New York Stock Exchange ("NYSE") for the thirty consecutive trading day period ending on and including the fifth trading day prior to the Effective Time ("Average Closing Price"); PROVIDED, that if the Average Closing Price is greater than $60.50, the number of shares of Texaco Common Stock to be issued per share of Monterey Common Stock will be 0.3471, and if the Average Closing Price is less than $49.50, the number of shares of Texaco Common Stock to be issued per share of Monterey Common Stock will be 0.4242. The Merger will become effective (the "Effective Time") at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

    Record holders of Monterey Common Stock as of September 26, 1997, the record date, will be entitled to vote at the Special Meeting.

              DESCRIPTION OF THE LITIGATION RELATED TO THE MERGER

    On or about August 21, 1997, a putative class action on behalf of all stockholders of Monterey was filed in the Court of Chancery in the State of Delaware (the "Court"). The complaint, styled LEVITIN V. WHALING, ET AL., No. 15886 (the "Complaint"), named as defendants Monterey and its Board of Directors and alleged that the defendants breached their fiduciary duties to Monterey's stockholders in connection with the Merger and the Merger Agreement. The Complaint sought as relief, among other things, an order enjoining consummation of the Merger.

    On October 1, 1997, Monterey mailed to its stockholders the Proxy Statement/Prospectus.

    On October 6, 1997, the plaintiff filed an amended complaint with the Court (the "Amended Complaint"). The Amended Complaint repeats the claim that Monterey and its Board of Directors breached their fiduciary duties to Monterey's stockholders by entering into the Merger Agreement and alleges new claims relating to certain disclosures in the Proxy Statement/Prospectus concerning the Merger. In addition to Monterey and its Board of Directors, the Amended Complaint names Texaco as a defendant and alleges that Texaco aided and abetted the alleged breaches of fiduciary duty by Monterey and its Board of Directors. The Amended Complaint seeks as relief, among other things, an order enjoining consummation of the Merger and requiring Monterey to make additional disclosures to its stockholders concerning the Merger. The plaintiff filed motions for expedited discovery and for an order that would, among other things, preliminarily enjoin the defendants from proceeding with and consummating the Merger and require certain additional disclosures.

    Monterey and its Board of Directors believe that the allegations in the Amended Complaint are without merit. However, they also believe that this litigation could delay and create uncertainty with respect to the consummation of the Merger and that such delay and uncertainty are not in the best interests of Monterey and its stockholders. Accordingly, representatives of Monterey and Texaco entered into discussions with counsel for the plaintiff concerning a possible settlement of the action. An agreement in principle has been reached to settle the action. In connection with the agreement in principle, Monterey and its Board of Directors made no admission of liability, but agreed to circulate to Monterey stockholders a supplement to the Proxy Statement/Prospectus containing certain financial information concerning Monterey during the three-month period ending September 30, 1997 and additional information relating to the prior relationship between Goldman, Sachs & Co. ("Goldman Sachs") and Texaco. This information is set forth elsewhere herein. The plaintiff withdrew her motion for a preliminary injunction and agreed that, except for certain confirmatory discovery, she will refrain from further proceedings pending approval of a final settlement agreement by the Court. Finally, the defendants agree not to oppose an application by plaintiff's counsel for an award of counsel fees and expenses not to exceed $395,000. If the fee application is approved, such amount will be payable by Monterey.

                        MONTEREY'S THIRD QUARTER RESULTS

    The following table sets forth selected financial and operating data for Monterey. The selected statement of operations data is derived from the unaudited financial statements of Monterey and includes, in the opinion of Monterey's management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial data for such periods. This selected financial and operating data should be read in conjunction with Monterey's financial statements and the notes thereto appearing in the Proxy Statement/Prospectus. This information should not be considered indicative of future operating results of Monterey.

                                                                              THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                                SEPTEMBER 30,         SEPTEMBER 30,
                                                                             --------------------  --------------------
                                                                               1997       1996       1997       1996
                                                                             ---------  ---------  ---------  ---------

                                                                                  (IN MILLIONS OF DOLLARS, EXCEPT
                                                                                          PER SHARE DATA)
                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues...................................................................  $    77.4  $    76.9  $   236.9  $   205.0
                                                                             ---------  ---------  ---------  ---------
Costs and Expenses
  Production and operating.................................................       34.1       28.4       94.8       77.4
  Cost of crude oil purchased..............................................        5.0        9.6       26.4       10.8
  Exploration, including dry hole costs....................................        1.6        0.3        2.4        1.2
  Depletion, depreciation & amortization...................................       11.3        9.8       30.3       27.9
  General and administrative...............................................        5.0        1.9       11.5        5.8
  Taxes (other than income)................................................        3.0        2.5        9.0        6.8
                                                                             ---------  ---------  ---------  ---------
                                                                                  60.0       52.5      174.4      129.9
                                                                             ---------  ---------  ---------  ---------
Income from Operations.....................................................       17.4       24.4       62.5       75.1
  Interest, net............................................................       (5.4)      (6.1)     (13.5)     (18.6)
                                                                             ---------  ---------  ---------  ---------
Income Before Income Taxes.................................................       12.0       18.3       49.0       56.5
  Income taxes.............................................................       (3.7)      (6.6)     (15.7)     (20.6)
                                                                             ---------  ---------  ---------  ---------
Net Income.................................................................  $     8.3  $    11.7  $    33.3  $    35.9
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------
Net Income Per Share.......................................................  $    0.15  $      --  $    0.61  $      --
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------
Pro Forma Net Income Per Share.............................................  $--....... $    0.21  $      --  $    0.66
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------
Number of shares used in computing net income per share (in millions)......       54.8       54.8       54.8       54.8
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------
SELECTED OPERATING DATA
Crude Oil and Liquids
  Sales volumes (MBbls/day)................................................       54.0       48.1       51.5       46.1
  Sales prices ($/Bbl)
    Unhedged...............................................................  $   14.28  $   15.27  $   14.96  $   15.54
    Hedged.................................................................  $   14.28  $   15.12  $   14.96  $   15.30
Natural Gas
  Sales volumes (MMcf/day).................................................        9.3        3.5        5.1        3.6
  Sales prices ($/Mcf).....................................................  $    1.66  $    0.89  $    1.42  $    1.00

    Monterey's net income for the third quarter of 1997 totaled $8.3 million or $0.15 per share, compared with net income of $11.7 million or $0.21 per share on a pro forma basis for the same period in 1996.

    Monterey's oil production in the third quarter averaged 54,000 barrels per day, up approximately 12% from the third quarter 1996 average of 48,100 barrels per day. Natural gas production in the 1997 period averaged 9.3 million cubic feet per day, compared with 3.5 million cubic feet per day in the third quarter of 1996. Monterey's third quarter 1997 production includes approximately 3,800 barrels of oil per day and 5.4 million cubic feet of natural gas per day attributable to properties acquired in Monterey's acquisition of McFarland Energy, Inc. ("McFarland"), which was effective July 24, 1997. Oil prices received by Monterey during the third quarter of 1997 averaged $14.28 per barrel compared with $15.12 per barrel during the same period in 1996. The 1996 price is net of a $0.15 per barrel hedging expense. Natural gas prices averaged $1.66 per thousand cubic feet (Mcf) compared with $0.89 per Mcf during the third quarter of 1996.

    Revenues for the third quarter of 1997 totaled $77.4 million, compared with $76.9 million in the third quarter of 1996. Increased production resulted in a $5.1 million increase in revenues from oil and gas produced; however, revenues attributable to the sale of light crude oil purchased from third party companies for blending with Monterey's heavy oil production decreased $4.7 million. Revenues for the third quarter of 1997 include $6.6 million attributable to the properties acquired in the McFarland acquisition. Total costs and expenses in the 1997 quarter were $60.0 million, compared with $52.5 million in the same period in 1996. Costs and expenses for the third quarter of 1997 include $4.8 million attributable to the properties acquired in the McFarland acquisition and $1.6 million in costs related to the proposed Merger with Texaco.

    Production and operating costs for the third quarter of 1997 were $34.1 million, up from $28.4 million in the third quarter of 1996, primarily due to increased production and higher prices for natural gas used as fuel in Monterey's enhanced oil recovery ("EOR") operations. On a barrel of oil equivalent ("BOE") basis, non-fuel operating costs in the third quarter of 1997 averaged $3.60 per BOE, compared with $3.53 per BOE (excluding $0.19 per BOE of environmental clean-up costs) in the same period in 1996. Fuel costs in the current quarter averaged $3.07 per BOE compared with $2.62 per BOE in the same period last year.

    For the nine months ended September 30, 1997, Monterey's net income totaled $33.3 million or $0.61 per share compared with net income of $35.9 million or pro forma $0.66 per share for the first nine months of 1996.

    Oil production in the first nine months of 1997 averaged 51,500 barrels per day, up from an average of 46,100 barrels per day in the same period in 1996. Natural gas production in the first nine months of 1997 averaged 5.1 million cubic feet per day compared with an average of 3.6 million cubic feet per day in the same period in 1996. Production for the first nine months of 1997 includes approximately 1,300 barrels of oil per day and 1.8 million cubic feet of natural gas per day attributable to properties acquired in the McFarland acquisition. Oil prices in the first nine months of 1997 averaged $14.96 per barrel compared with an average of $15.30 per barrel in the same period in 1996. The 1996 average price is net of a $0.24 per barrel hedging expense. Natural gas prices averaged $1.42 per Mcf in the first nine months of 1997 compared to $1.00 per Mcf in the same period in 1996.

    Revenues in the first nine months of 1997 totaled $236.9 million compared with $205.0 million in the same period in 1996 principally due to higher volumes and higher revenues from sales of crude oil purchased. Total costs and expenses in the first nine months of 1997 were $174.4 million compared with $129.9 million in the same period in 1996 primarily due to an increase in crude oil purchased for blending purposes, costs associated with increased production, and higher costs for the natural gas used as fuel in Monterey's EOR activities. Costs and expenses for the first nine months of 1997 include $4.8 million attributable to the properties acquired in the McFarland acquisition and $1.6 million in costs related to the proposed Merger with Texaco. Non-fuel operating costs averaged $3.61 per BOE in the first nine months of 1997 compared with $3.51 per BOE (excluding $0.07 per BOE of environmental clean-up costs) in the same period last year, while fuel costs averaged $3.02 per BOE in the first nine months of 1997 versus $2.47 in the same period in 1996.

                    INFORMATION CONCERNING CERTAIN FEES PAID
                           BY TEXACO TO GOLDMAN SACHS

    As described in the Proxy Statement/Prospectus, Monterey retained Goldman Sachs to assist in exploring strategic alternatives. On August 17, 1997, Goldman Sachs delivered its written opinion to the Board of Directors of Monterey that, as of such date, the Stock Consideration (as defined in the Proxy Statement/Prospectus) pursuant to the Merger Agreement was fair to the holders of Monterey Common Stock. The Goldman Sachs fairness opinion was attached as Annex B to the Proxy Statement and disclosed that Goldman Sachs had provided certain financial services to Texaco in the past and might provide services to Texaco from time to time in the future. In the last five years, Texaco and its subsidiaries have paid Goldman Sachs, or have accrued liability to Goldman Sachs for, approximately $2.1 million in fees in return for various services provided to Texaco and such subsidiaries.

                               REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Monterey and Texaco have filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division. On Saturday, October 18, 1997 the applicable waiting period expired with no action by the FTC or the Antitrust Division.

                       COMPARATIVE PER SHARE MARKET PRICE

    Monterey Common Stock and Texaco Common Stock are listed on the NYSE. The Monterey ticker symbol on the NYSE is "MRC." The Texaco ticker symbol on the NYSE is "TX."

    For a table setting forth the reported high and low closing prices per share of Texaco Common Stock and Monterey Common Stock for each calendar quarter since the first quarter of 1994 (in the case of Texaco) and the fourth quarter of 1996 (in the case of Monterey) through September 26, 1997, see

"Comparative Per Share Market Price and Dividend Information" in the Proxy Statement/Prospectus. During the period from September 26, 1997 through October 20, 1997, Texaco Common Stock closed as low as $59.75 per share and as high as $63.125 per share, with $61.625 per share as the closing price on the NYSE Composite Transaction Tape on October 20, 1997 (the last full trading day for which quotations were available at the time this Supplement was printed). During the period from September 26, 1997 through October 20, 1997, Monterey Common Stock closed as low as $20.6875 per share and as high as $21.5625 per share, with $21.125 per share as the closing price on the NYSE Composite Transaction Tape on October 20, 1997. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR TEXACO COMMON STOCK AND MONTEREY COMMON STOCK.

                            ------------------------

    Another proxy is enclosed herewith. STOCKHOLDERS WHO PREVIOUSLY SUBMITTED A PROXY AND WHO DO NOT WISH TO CHANGE THEIR PROXY DO NOT NEED TO EXECUTE AND SUBMIT THE ENCLOSED PROXY. If, after reviewing the information set forth above, you wish to revoke your previously submitted proxy, you should complete, date and sign the enclosed proxy and return it in the attached envelope to arrive prior to the Special Meeting.

                                                                October 21, 1997